Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the Effective Date (as defined below), by and between Sagent Pharmaceuticals, Inc., a Delaware corporation (the “Employer” or the “Company”), and Allan Oberman, an individual (the “Executive”).

WHEREAS, the Employer and the Executive desire to enter into this Agreement to set forth the terms and conditions for the employment of the Executive with the Employer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3. Terms used herein with initial capitalization not otherwise defined are defined in Section 26.

2. Term. The initial term of employment under this Agreement shall be for a three-year period commencing on the later of (a) September 1, 2015 or (b) the date the Executive obtains lawful immigration and work status in the United States, which date shall occur no later than November 15, 2015 (such date, the “Effective Date”, and such initial term of employment, the “Initial Term”). The term of employment shall be automatically extended for an additional consecutive 12-month period (the “Extended Term”) on the third anniversary of the Effective Date and each subsequent anniversary thereof, unless and until the Employer or Executive provides written notice to the other party in accordance with Section 14 hereof not less than 60 days before such anniversary date that such party is electing not to extend the term of employment under this Agreement (“Non-Renewal”), in which case the term of employment hereunder shall end as of the end of such Initial Term or Extended Term, as the case may be, unless sooner terminated as hereinafter set forth. Such Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Period.” Anything herein to the contrary notwithstanding, if on the date of a Change in Control the remaining term of the Employment Period is less than 24 months, the Employment Period shall be automatically extended to the end of the 24 month period following such Change in Control.

3. Position and Duties. During the Employment Period, the Executive shall serve as the Chief Executive Officer and shall be nominated to be elected as a member of the Board. In such capacities, the Executive shall report directly to the Board and the Chairman of the Board and shall have the duties, responsibilities and authorities customarily associated with such position(s) in a company the size and nature of the Employer. The Executive shall devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Employer; provided that the Executive shall be entitled to serve as a member of the board of directors of a reasonable number of other companies, to serve on civic, charitable, educational, religious, public interest or public service boards, and to manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder.

4. Place of Performance. During the Employment Period, the Executive shall be based primarily at the Employer’s headquarters in Schaumburg, Illinois, except for reasonable travel on the Employer’s business consistent with the Executive’s position.

5. Compensation and Benefits; Options.

(a) Base Salary. Beginning on the Effective Date and, thereafter, during the Employment Period, the Employer or a Company Affiliate shall pay to the Executive a base salary (the “Base Salary”) at the rate of no less than $750,000 per calendar year, less applicable deductions, and prorated for any partial year (including 2015). The Base Salary shall be reviewed for increase by the Employer no less frequently than annually and shall be increased in the discretion of the Employer and any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Employer’s regular payroll procedures. The Executive’s Base Salary may not be decreased during the Employment Period.

(b) Annual Bonus. For each calendar year ending during the Employment Period, the Executive shall be paid an annual cash performance bonus (an “Annual Bonus”), to the extent earned based on performance against objective, reasonably attainable performance criteria; provided that subjective criteria may be used to determine the Executive’s Annual Bonus to the extent the Company’s Chief Executive Officer agrees to the use of non-subjective performance measures. The performance criteria for any particular calendar year shall be determined in good faith by the Board, after consultation with the Executive, no later than sixty (60) days after the commencement of the relevant bonus period. The Executive’s annual bonus opportunity for a calendar year shall equal 100% of the Executive’s Base Salary (the “Target Bonus”) for that year if target levels of performance for that year are achieved, and shall be adjusted in accordance with the Company’s annual bonus plan applicable to senior executives generally to the extent that the applicable target performance criteria is not achieved or is exceeded, with a maximum annual bonus for a calendar year equal to 150% of the Executive’s Base Salary. The Executive’s Annual Bonus for a bonus period shall be determined by the Board in accordance with this Section 5(b) after the end of the applicable bonus period and shall be paid to the Executive when annual bonuses for that year are paid to other senior executives of the Employer generally, but in no event later than March 15 of the year following the year to which such Annual Bonus relates. In carrying out its functions under this Section 5(b), the Board shall at all times act uniformly, reasonably and in good faith.

(c) Initial Equity Grant; Annual Equity Grants. The Executive will receive a a sign-on equity award (the “Initial Grant”), prior to the public announcement of his appointment, with a grant date fair value of $2,700,000, 50% of which will be granted in the form of stock options (such options, the “Options”) and 50% in the form of restricted stock units; provided that, such award will be subject to forfeiture in the event the Executive does not commence employment with the Employer on the Effective Date for any reason whatsoever. The Options will have a per share exercise price equal to the fair market value of a share of common stock on the date of grant. Following the Initial Grant, the Executive will be eligible to receive annual grants of equity-based awards on the same basis and terms and conditions as other senior executives. The target grant date fair value for the equity grant in 2016 is $1,500,000 and for 2017 and beyond is $2,500,000. It is anticipated that any such awards will be comprised of 50% options and 50% restricted stock units. The Executive’s entitlement to any equity grants remains subject to approval by the Compensation Committee of the Board, in its sole discretion. All equity grants will vest ratably over the four year period commencing with the date of grant.

(d) Vacation; Benefits. During the Employment Period, the Executive shall be entitled to vacation in accordance with the Employer’s policies then in effect. In addition, the Employer or a Company Affiliate shall provide to the Executive employee benefits and perquisites on a basis that is comparable in all material respects to that provided to other executives of the Employer. Subject to the terms of this Agreement, the Employer shall have the right to change insurance carriers and to adopt, amend, terminate or modify employee benefit plans and arrangements at any time and without the consent of the Executive.

(e) Relocation. The Executive will relocate to Chicago, Illinois (or the surrounding suburbs) (“Chicago”) in 2016. Accordingly, within 60 days following January 1, 2016, the Company shall pay the Executive the amount of $150,000 to be used at the Executive’s discretion towards all relocation expenses. From the Effective Date through no later than April 1, 2016, the Company shall reimburse the Executive in accordance with Company policy for all lodging, travel and meal costs and expenses incurred.

(f) Immigration. The Company agrees to reimburse the Executive for all fees, costs, and expenses incurred in obtaining lawful immigration and work status in the United States for the duration of his stay, which reimbursement amount shall not exceed $25,000.

6. Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder. The Employer shall reimburse the Executive for all such expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Employer promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

7. Confidentiality, Non-Disclosure, and Non-Competition Agreement. The Employer and the Executive acknowledge and agree that during the Executive’s employment with the Employer, the Executive will have access to and may assist in developing Company Confidential Information and will occupy a position of trust and confidence with respect to the Employer’s affairs and business and the affairs and business of the Company Affiliates. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Company Confidential Information and to protect the Employer and the Company Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Employer and the Company Affiliates:

(a) Non-Disclosure. During and after the Executive’s employment with the Employer, the Executive will not knowingly use, disclose or transfer any Company Confidential Information other than as authorized in writing by the Employer or within the scope of the Executive’s duties with the Employer as determined reasonably and in good faith by the Executive. Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information; (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 7(a); (iv) as to information that is or becomes available to the Executive on a non-confidential basis from a source which is entitled to disclose it to the Executive; or (v) as to information that the Executive possessed prior to the commencement of employment with the Employer.

(b) Materials. The Executive will not remove any Company Confidential Information or any other property of the Employer or any Company Affiliate from the Employer’s premises or make copies of such materials except for normal and customary use in the Employer’s business as determined reasonably and in good faith by the Executive. The Employer acknowledges that the Executive, in the ordinary course of the Executive’s duties, routinely uses and stores Company Confidential Information at home and other locations. The Executive will return to the Employer all Company Confidential Information and copies thereof and all other property of the Employer or any Company Affiliate at any time upon the request of the Employer and in any event promptly after termination of Executive’s employment. The Executive agrees to attempt in good faith to identify and return to the Employer any copies of any Company Confidential Information after the Executive ceases to be employed by the Employer. Anything to the contrary notwithstanding, nothing in this Section 7 shall prevent the Executive from retaining a home computer, papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment.

(c) No Solicitation or Hiring of Employees. During the Non-Compete Period, the Executive shall not solicit, entice, persuade or induce any individual who is employed by the Employer or the Company Affiliates (or who was so employed within 180 days prior to the Executive’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Employer or the Company Affiliates, and the Executive shall not hire, directly or indirectly, as an employee, consultant or otherwise, any such person. Anything to the contrary notwithstanding, the Employer agrees that (i) the Executive’s responding to an unsolicited request from any former employee of the Employer for advice on employment matters; and (ii) the

Executive’s responding to an unsolicited request for an employment reference regarding any former employee of the Employer from such former employee, or from a third party, by providing a reference setting forth his personal views about such former employee, shall not be deemed a violation of this Section 7(c). Notwithstanding the foregoing, this Section 7(c) shall not preclude the Executive from soliciting for employment or hiring any person who has been discharged by the Employer or any Company Affiliate without cause.

(d) Non-Competition.

(i) During the Non-Compete Period, the Executive shall not, directly or indirectly, (A) solicit or encourage any client or customer of the Employer or a Company Affiliate, or any person or entity who was such a client or customer within 180 days prior to Executive’s action to terminate, reduce or alter in a manner adverse to the Employer or the Company Affiliate, any existing business arrangements with the Employer or a Company Affiliate or to transfer existing business from the Employer or a Company Affiliate to any other person or entity, (B) provide services to any Competitive Business (as defined herein); provided, however, that following a Change in Control this Section 7(d)(i)(B) shall not apply to the Executive, or (C) own an interest in any Competitive Business; provided, however, that Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as the Executive’s direct holdings in any such entity shall not in the aggregate constitute more than 5% of the voting power of such entity. For the purposes of this Agreement, “Competitive Business” means any business that derives more than 20% of its revenue from developing, manufacturing, sourcing and marketing injectable pharmaceutical products. The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Employer, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Employer and equitable enforcement of the covenant would be proper.

(ii) If the restrictions contained in Section 7(d)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 7(d)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.

(e) Publicity. During the Employment Period, the Executive hereby grants to the Employer the right to use, in a reasonable and appropriate manner, the Executive’s name and likeness, without additional consideration, on, in and in connection with technical, marketing or disclosure materials, or any combination thereof, published by or for the Employer or any Company Affiliate.

(f) Enforcement. The Executive acknowledges that in the event of any breach of this Section 7, the business interests of the Employer and the Company Affiliates will be irreparably injured, the full extent of the damages to the Employer and the Company Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Employer and the Company Affiliates, and the Employer will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Employer may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Employer’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement. The Executive further agrees that any breach of this Agreement by the Employer prior to the Date of Termination shall not release the Executive from compliance with the Executive’s obligations under this Section 7, so along as the Employer fully complies with Sections 9, 10 and 12. The Employer further agrees that any breach of this Agreement by the Executive that does not result in the Executive’s being terminated for Cause, other than a willful (as defined in the definition of “Cause”) and material breach of Sections 7(d)(i)(A) or 7(d)(i)(B) after the Date of Termination, shall not release the Employer from compliance with its obligations under this Agreement. Notwithstanding the foregoing two sentences, neither party shall be precluded from pursuing judicial remedies as a result of any such breaches.

8. Termination of Employment.

(a) Permitted Terminations. The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(i) Death. The Executive’s employment hereunder shall terminate automatically upon the Executive’s death;

(ii) By the Employer. The Employer may terminate the Executive’s employment:

(A) Disability. If the Executive shall have been substantially unable to perform the Executive’s material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for 180 consecutive days or 270 days in any 24-month period (a “Disability”) (provided, that until such termination, the Executive shall continue to receive the Executive’s compensation and benefits hereunder, reduced by any benefits payable to the Executive under any applicable disability insurance policy or plan); or

(B) Cause. For Cause or without Cause;

(iii) By the Executive. The Executive may terminate the Executive’s employment for any reason (including Good Reason) or for no reason.

(b) Termination. Any termination of the Executive’s employment by the Employer or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicates the specific termination provision in this Agreement relied upon, if any, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Termination of the Executive’s employment shall take effect on the Date of Termination. The Executive agrees, in the event of any dispute under Section 8(a)(ii)(A) as to whether a Disability exists, and if requested by the Employer, to submit to a physical examination by a licensed physician selected by mutual consent of the Employer and the Executive, the cost of such examination to be paid by the Employer. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This Section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act and any applicable state or local laws.

9. Compensation Upon Termination.

(a) Termination by the Employer for Cause or Termination by the Executive without Good Reason. If, during the Employment Period, the Employer terminates the Executive’s employment for Cause pursuant to Section 8(a)(ii)(B) or the Executive terminates his employment without Good Reason, the Employer shall pay to the Executive the Accrued Benefits. Except as set forth herein, the Employer shall have no further obligations to the Executive under this Agreement.

(b) Termination due to Death or Disability, Termination by the Employer without Cause or Termination by the Executive with Good Reason. Subject to Section 9(c), if the Executive’s employment is terminated during the Employment Period (i) due to the Executive’s death or Disability, (ii) by the Employer for a reason other than for Cause or (iii) by the Executive with Good Reason (any termination described in clauses (i), (ii) or (ii), a “Qualifying Termination”) then (A) the Employer shall pay the Executive (I) the Accrued Benefits, (II) a pro rata portion (based on the number of days during the applicable fiscal period prior to the Date of Termination) of the Annual Bonus the Executive would have earned absent such termination, with such payment to be made at the time bonus payments are made to executives of the Company generally, and (III) a cash lump sum in an amount equal to the product of two and the sum of the Executive’s Base Salary and Target Bonus (the “Cash Severance Payment”); (B) provided the Executive elects continued welfare coverage pursuant to COBRA, the Company shall pay, during the period the Executive actually continues such coverage, but in any event not to exceed 18 months, the same percentage of the monthly premium costs for COBRA continuation coverage as it pays of the monthly premium costs for medical coverage for senior executives generally; provided that the Company may pay this amount by paying the Executive a monthly amount equal on an after-tax basis to such amount (the “Monthly Payments”); and (C) the

Company shall reimburse the Executive for reasonable outplacement services (which shall not exceed $30,000 in the aggregate) incurred during the two-year period following the Date of Termination.

(c) Change in Control. This Section 9(c) shall apply if (i) the Executive’s employment with the Company is terminated due to a Qualifying Termination during the Employment Period in the two-year period following a Change in Control; or (ii) there is a termination of the Executive’s employment by the Employer for a reason other than for Cause or due to the Executive’s Disability prior to a Change in Control, if the termination was at the request of a third party or otherwise arose in anticipation of a Change in Control (a termination described in either clause (i) or clause (ii), a “CIC Termination”). If any such termination occurs, (A) the Executive shall receive benefits set forth in Section 9(b), except that the Cash Severance Payment shall be equal to the product of three and the sum of the Executive’s Base Salary and Target Bonus, (B) all outstanding equity-related awards held by the Executive shall immediately vest and all options, stock appreciation rights or similar awards shall remain exercisable for the full original term of the award and (C) Section 10 of this Agreement shall apply to the Executive. For the sake of clarity, Section 10 shall not apply unless the Executive’s employment with the Company and its subsidiaries is terminated in a CIC Termination.

(d) Liquidated Damages. The parties acknowledge and agree that damages which will result to the Executive for termination by the Employer of the Executive’s employment without Cause or by the Executive for Good Reason shall be extremely difficult or impossible to establish or prove, and agree that the amounts, excluding the Accrued Benefits, payable to the Executive under Section 9(b) (the “Severance Benefits”) shall constitute liquidated damages for any such termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any other applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of any such termination of his employment and that, as a condition to receiving the Severance Benefits, the Executive must execute a release of claims substantially in the form attached hereto as Exhibit A (the “Release”), which shall be delivered to the Executive for execution within 5 business days of the Date of Termination. To be eligible for Severance Benefits, the Executive must execute and deliver the Release, and such Release must become irrevocable, within 60 days of the Date of Termination. The Cash Severance Payment shall be made, and the Monthly Payments shall commence, promptly after the Release becomes irrevocable; provided that to the extent required by Code Section 409A, such payments shall be made or commence, as applicable, on the 60th day following the Date of Termination and in the case of the Monthly Payments, shall include all payments that otherwise would have been made before such date.

(e) No Offset. In the event of termination of his employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain. The Employer’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Employer or its affiliates may have against him for any reason.

10. Certain Additional Payments by the Employer. This Section 10 shall apply to the Executive only if the Executive terminates employment with the Company and its subsidiaries in a CIC Termination.

(a) If the Executive’s employment with the Company and its subsidiaries terminates in a CIC Termination and if it is determined that any benefit provided to the Executive or payment or distribution by or for the account of the Employer to or for the benefit of the Executive, whether provided, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax resulting from any action or inaction by the Employer (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of the Excise Tax and all other income, employment, excise and other taxes that are imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the sum of (A) the Excise Tax imposed upon the Payments and (B) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in the Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.

(b) Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by the Employer’s independent, certified public accounting firm or such other certified public accounting firm as may be designated by the Executive and shall be reasonably acceptable to the Employer (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Employer and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Employer. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a change in the ownership or effective control (as defined for purposes of Section 280G of the Code) of the Employer, the Executive shall appoint another nationally recognized accounting firm which is reasonably acceptable to the Employer to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Employer. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Employer to the Executive within five days of the receipt of the Accounting Firm’s determination, but in any event no later than 30 days after the end of the year in which the Executive pays any tax imposed pursuant to Section 4999 of the Code. Any determination by the Accounting Firm shall be binding upon the Employer and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that additional Gross-Up Payments shall be required to be made to compensate the Executive for amounts of Excise Tax later determined to be due, consistent with the calculations required to be made hereunder (an “Underpayment”). If the Employer exhausts its remedies pursuant to Section 10(c) and the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Executive.

(c) The Executive shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies the Executive in writing prior to the expiration of such period that they desire to contest such claim, the Executive shall:

(i) give the Employer any information reasonably requested by the Employer relating to such claim;

(ii) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer;

(iii) cooperate with the Employer in good faith effectively to contest such claim; and

(iv) permit the Employer to participate in any proceedings relating to such claim; provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties incurred in connection with such contest) and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

11. Indemnification. During the Employment Period and thereafter, the Employer agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Employer, or the Executive’s service in any such capacity or similar capacity with an affiliate of the Employer or other entity at the request of the Employer, both prior to and after the Effective Date, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Employer. During the Employment Period and thereafter, the Employer also shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Employer prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive’s right to indemnification. The Employer shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Employer and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Employer and shall be entitled to separate representation at the Employer’s expense by counsel selected by the Executive (provided that the Employer may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Employer’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense. This Section 11 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.

12. Professional Fees. The Executive will be entitled to reimbursement of reasonable legal, accounting and other professional fees incurred in connection with the negotiation of this Agreement; provided that such fees may not exceed $35,000 in 2015 and an annual amount of $25,000 during the Employment Period, starting in 2016. The Employer shall advance the Executive (and his beneficiaries) any and all costs and expenses (including without limitation attorneys’ fees and other charges of counsel) incurred by the Executive (or any of his beneficiaries) in resolving any controversy, dispute or claim arising out of or relating to this Agreement, any other agreement or arrangement between the Executive and the Employer, the Executive’s employment with the Employer, or the termination thereof; provided that the Executive shall reimburse the Employer any advances on a net after-tax basis to cover expenses incurred by the Executive for claims (a) brought by the Employer on account of the Executive’s alleged breach of Section 7 of this Agreement, breach of the Executive’s fiduciary duty of loyalty, or fraud or material misconduct, if it is judicially determined that the Employer is the prevailing party, or (b) brought by the Executive that are judicially determined to be frivolous or advanced in bad faith. Pending the resolution of any such claim, the Executive (and his beneficiaries) shall continue to receive all payments and benefits described in Section 5 of this Agreement. This Section 12 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.

13. Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

(i)	If to the Employer:

Sagent Pharmaceuticals, Inc.

1901 N. Roselle Road

Suite 700

Schaumburg, IL 60195

Attn: Chairman of the Board

(ii)	If to the Executive:

Address last shown on the Employer’s Records

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

14. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

15. Effect on Other Agreements. The provisions of this Agreement shall supersede the terms of any plan, policy, agreement, award or other arrangement of the Employer (whether entered into before or after the Effective Date) to the extent application of the terms of this Agreement is more favorable to the Executive.

16. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 9, 10, 11, 12, 13, 16, 17, 18, 20, 21, 23 and 24 hereof and this Section 16 shall survive the termination of employment of the Executive. In addition, all obligations of the Employer to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

17. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Employer hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Employer or similar transaction involving the Employer or a successor corporation. The Employer shall require any successor to the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

18. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

19. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

20. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

21. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Illinois (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

22. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein.

23. Counterparts. This Agreement may be executed in two counterparts, including by facsimile or scanned copy, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

24. Withholding. The Employer may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling; provided that any withholding obligation arising in connection with the exercise of a stock option or the transfer of stock or other property shall be satisfied through withholding an appropriate number of shares of stock or appropriate amount of such other property.

25. Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Employer (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Employer concurs with such belief or the Employer (without any obligation whatsoever to do so) independently makes such determination, the Employer shall, after consulting with the Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Employer of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A. With respect to any payment or benefit considered to be nonqualified deferred compensation under Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 25 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Employer. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

26. Definitions.

“Accrued Benefits” means (i) Base Salary through the Date of Termination; (ii) accrued and unused vacation pay; (iii) any earned but unpaid Annual Bonus; (iv) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 6; and (v) any other benefits or amounts due and owing to the Executive under the terms of any plan, program or arrangement of the Employer. Amounts payable pursuant to the clauses (i) - (iii) shall be paid promptly after the Date of Termination and all other amounts will be paid in accordance with the terms of the applicable plan, program or arrangement (as modified by this Agreement).

“Board” means the Board of Directors of the Company.

“Cause” shall be limited to the following events (i) the Executive’s conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law; (ii) the Executive’s willful and continued failure to substantially perform his essential job functions hereunder after receipt of written notice from the Employer that specifically identifies the manner in which the Executive has substantially failed to perform his essential job functions and specifying the manner in which the Executive may substantially perform his essential job functions in the future; (iii) a material act of fraud or willful and material misconduct with respect, in each case, to the Employer, by the Executive; (iv) a willful and material breach of Section 7; or (v) a willful and material violation of a material policy of the Company. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employer. Anything herein to the contrary notwithstanding, the Executive shall not be terminated for “Cause” hereunder unless (A) written notice stating the basis for the termination is provided to the Executive, (B) as to clauses (ii), (iii), (iv) or (v) of this paragraph, the Executive is given 30 days to cure the neglect or conduct that is the basis of such claim (it being understood that any errors in expense reimbursement may be cured by repayment), (C) if the Executive fails to cure such neglect or conduct, the Executive has an opportunity to be heard with counsel before the full Board prior to any vote regarding the existence of Cause and (D) there is a vote of a majority of the members of the Board to terminate the Executive for Cause.

“Change in Control” means the occurrence of one or more of the following events: (i) any “person” (as such terms is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 as amended (the “Act”)) or “group” (as such term is used in Section 14(d)(d) of the Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act) of more than 30% of the Voting Stock of the Employer (excluding acquisitions pursuant to a Business Combination (as defined below) that is not considered to be a Change in Control under clause (v) below; (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director (excluding any person who received such support in connection with the settlement of a proxy contest); (iii) the Employer adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iv) the Employer transfers all or substantially all of its assets or business (unless the shareholders of the Employer immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Employer, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Employer); or (v) any merger, reorganization, consolidation or similar transaction (a “Business Combination”) unless, immediately after consummation of such Business Combination, (A) the shareholders of the Employer immediately prior to the Business Combination hold, directly or indirectly, more than 50% of the Voting Stock of the Employer or the Employer’s ultimate parent company if the Employer is a subsidiary of another corporation, and (B) no person or group beneficially owns more than 30% of the Voting Stock of the Employer or the ultimate parent company of the Employer if the Employer is a subsidiary of partner corporation. For purposes of this Change in Control definition, the “Employer” shall include any entity that succeeds to all or substantially all of the business of the Employer and “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

“Company Affiliate” means any entity controlled by, in control of, or under common control with, the Employer.

“Company Confidential Information” means information known to the Executive to constitute trade secrets or proprietary information belonging to the Employer or other confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the terms of any existing or pending lending transaction between Employer and an existing or pending client or customer (as the phrase “client or customer” is defined in Section 7(d)(i) hereof), in each case, received by the Executive in the course of his employment by the Employer or in connection with his duties with the Employer. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Employer, information publicly available or generally known within the industry or trade in which the Employer competes and information or knowledge possessed by the Executive prior to his employment by the Employer, shall not be considered Company Confidential Information.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability, 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period; or (iii) if the Executive’s employment is terminated by the Employer pursuant to Section 8(a)(ii)(B) or by the Executive pursuant to Section 8(a)(iii), the date specified in the Notice of Termination.

“Good Reason” means, unless otherwise agreed to in writing by the Executive, (i) any diminution or adverse change in the Executive’s titles; (ii) reduction in the Executive’s Base Salary or Target Bonus; ( iii) a change adverse to the Executive in the Executive’s reporting obligations and/or the Executive’s removal from the Board; (iv) a material diminution in the Executive’s authority, responsibilities or duties or material interference with the Executive’s carrying out his duties; (v) the assignment of duties inconsistent with the Executive’s position or status with the Employer as of the date hereof; (vi) a material change in geographic location to somewhere outside the Chicago metropolitan area at which Executive must provide the services under this Agreement; (vii) any other material breach of the terms of this Agreement or any other agreement that breach is not cured within ten days after the Executive’s delivery of a written notice of such breach to the Employer; (viii) any purported termination of the Executive’s employment by the Employer that is not effected in accordance with the applicable provisions of this Agreement; (ix) the failure of the Employer to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Employer within 15 days after a merger, consolidation, sale or similar transaction or (x) the delivery of a notice of Non-Renewal by the Employer; provided, that Good Reason shall not occur unless the Executive shall have (i) given a detailed written notice to the Company of any fact or circumstance believed by the Executive to constitute Good Reason within ninety (90) days of the occurrence of such fact or circumstance, and (ii) given the Company thirty (30) days therefrom to cure such fact or circumstance.

“Non-Compete Period” means the period commencing on the Effective Date and ending twelve months after the earlier of the expiration of the Employment Period or the Executive’s Date of Termination.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

SAGENT PHARMACEUTICALS, INC.

By:	/s/ Michael Logerfo
Name:	Michael Logerfo
Title:	President

EXECUTIVE

/s/ Allan Oberman
Allan Oberman